Exhibit 99.1

The Middleby Corporation Reports Third Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--November 6, 2012--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice and food processing industries, today reported net sales and earnings for the third quarter ended September 29, 2012. Net earnings for the third quarter were $29,769,000 or $1.60 per share on net sales of $257,699,000 as compared to the prior year third quarter net earnings of $23,461,000 or $1.26 per share on net sales of $218,720,000.

2012 Third Quarter Financial Highlights

  Net sales increased 17.8% in the third quarter as compared to the prior year third quarter. Sales from recent acquisitions amounted to $17.6 million or 8.0% during the quarter. Excluding the impact of acquisitions, sales increased 9.8% during the third quarter.
  Net sales at the company’s Commercial Foodservice Equipment Group increased 5.0% in the third quarter as compared to the prior year third quarter.
  Net sales at the company’s Food Processing Equipment Group increased 99.7% in the third quarter as compared to the prior year third quarter. During fiscal 2011, the company completed the acquisitions of Auto-Bake, Maurer-Atmos, Drake and Armor Inox. During fiscal 2012, the company completed the acquisitions of Baker and Stewart. Excluding the impact of these acquisitions, sales increased by 40.2% in the third quarter.
  Gross profit in the third quarter increased to $100.4 million from $87.3 million and the gross margin rate decreased from 39.9% to 39.0%. The decline in the gross margin rate reflects a higher mix of sales from the Food Processing Equipment Group and lower margins of recent acquisitions.
  Operating income increased 27.4% in the third quarter to $47.4 million from $37.2 million in the prior year quarter.
  Non-cash expenses during the third quarter of 2012 amounted to $9.3 million, including $2.1 million of depreciation, $4.1 million of intangible amortization and $3.1 million of non-cash share based compensation.
  Provisions for income taxes increased to $11.9 million at a 28.6% effective rate in comparison to $11.8 million at a 33.5% effective rate in the prior year quarter. The third quarter tax provision reflects reduced state tax exposures, a lower effective rate on increased income in lower tax rate foreign jurisdictions and increased deductions related to U.S. manufacturing activities.
  Total debt at the end of the 2012 third quarter amounted to $269.3 million as compared to $317.3 million at the end of 2011. The reduction in debt is net of the funding for acquisition activities of $38.3 million during the first nine months of 2012.
  On August 7, 2012, the company entered into a new five-year $1.0 billion multi-currency senior revolving credit agreement. This facility replaced the company’s pre-existing $600 million senior revolving credit facility, which had an original maturity of December 2012. The new facility bears an interest rate of LIBOR plus a margin of 1.5%, which is adjusted quarterly based upon the company’s leverage ratio. The new facility provides for availability to fund acquisitions and share repurchases so long as the company maintains certain financial ratios.

Selim A. Bassoul Chairman and Chief Executive Officer, commented, “Sales increased at our Commercial Foodservice Equipment Group as we continued to realize growth in emerging markets and with chain restaurant customers as they upgrade equipment and adopt new technologies to improve the efficiency of store operations. This growth was offset in part by lower sales in Europe due to difficult market conditions.”

Mr. Bassoul continued, “Strong sales at our Food Processing Equipment Group reflect demand from food processors looking to expand and modernize existing plant operations and new customers developing processing operations overseas due to increasing demand for pre-cooked and processed foods in developing markets. We continue to see strength in sales activities and incoming order rates, and believe we are well positioned to serve our customers with our growing portfolio of complementary brands and technologies.”

Mr. Bassoul further commented, “We are very pleased to have recently announced the acquisitions of Stewart Systems and Nieco. With these two additions we continue to expand and further strengthen both our Commercial Foodservice and Food Processing platforms. Stewart Systems is a recognized leader in automated proofing and oven systems for the baking industry. Nieco is a leader in the manufacture of conveyor broilers for leading restaurant chains and other commercial kitchens. Middleby’s global manufacturing, sales and support infrastructure will allow us to further extend the presence of these brands with our customers demanding unique and cost efficient solutions as they expand internationally.”

Conference Call

A conference call will be held at 8:30 a.m. Central time on Wednesday, November 7, 2012 and can be accessed by dialing (866) 200-6965 and providing conference code 36366003# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling (866) 206-0173 and providing code 277692#.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter Hoffmann®, CookTek®, CTX®, Doyon®, FriFri®, Giga®, Holman®, Houno®, IMC®, Jade®, Lang®, Lincat®, MagiKitch'n®, Middleby Marshall®, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions® (formerly Turkington), Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment®, RapidPak® and Stewart®. The Middleby Corporation has been recognized by Forbes as one of the Best Small Companies every year since 2005, most recently in October 2012.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Nine Months Ended
	3rd Qtr, 2012	3rd Qtr, 2011	3rd Qtr, 2012	3rd Qtr, 2011
Net sales	$257,699	$218,720	$746,562	$612,147
Cost of sales	157,254	131,402	456,818	367,662

Gross profit	100,445	87,318	289,744	244,485

Selling & distribution expenses	25,965	24,555	79,414	66,692
General & administrative expenses	27,051	25,577	80,903	73,995

Income from operations	47,429	37,186	129,427	103,798

Interest expense and deferred
financing amortization, net	2,988	2,324	7,046	6,503
Other expense (income), net	2,765	(424)	3,652	1,022

Earnings before income taxes	41,676	35,286	118,729	96,273

Provision for income taxes	11,907	11,825	35,820	35,359

Net earnings	$29,769	$23,461	$82,909	$60,914

Net earnings per share:

Basic	$1.63	$1.30	$4.55	$3.38

Diluted	$1.60	$1.26	$4.47	$3.29
Weighted average number shares:

Basic	18,296	18,040	18,237	17,998

Diluted	18,580	18,580	18,539	18,535

Comprehensive income	$35,956	$11,881	$87,642	$50,980

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Sep 29, 2012	Dec 31, 2011
ASSETS

Cash and cash equivalents	$ 35,105	$40,216
Accounts receivable, net	145,109	151,441
Inventories, net	147,021	124,300
Prepaid expenses and other	20,200	12,336
Current deferred tax assets	37,119	39,090
Total current assets	384,554	367,383

Property, plant and equipment, net	64,042	62,507

Goodwill	505,183	477,812
Other intangibles	230,062	234,726
Other assets	10,161	4,084

Total assets	$ 1,194,002	$1,146,512

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$ 3,409	$315,831
Accounts payable	74,101	63,394
Accrued expenses	155,862	170,392
Total current liabilities	233,372	549,617

Long-term debt	265,905	1,504
Long-term deferred tax liability	36,820	37,845
Other non-current liabilities	51,722	46,577

Stockholders’ equity	606,183	510,969

Total liabilities and stockholders’ equity	$ 1,194,002	$1,146,512

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations, (847) 429-7756
Tim FitzGerald, Chief Financial Officer, (847) 429-7744